UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

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☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ACTIVE POWER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2128 W. BRAKER LANE, BRAKER 12, AUSTIN, TEXAS 78758

April 14, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Active Power, Inc., which will be held at the company’s principal executive offices, located at 2128 W. Braker Lane, Austin, TX 78758, Braker 12, on Thursday, May 15, 2008, at 1:00 p.m. Central Time.

Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

After careful consideration, our Board of Directors has unanimously approved the proposals set forth in the proxy statement and recommends that you vote in favor of such proposals, including the proposal for the election of the directors nominated to the Active Power, Inc. Board of Directors.

You may vote your shares by telephone, by the Internet, or by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. Telephone and Internet voting instructions can be found on the attached proxy. Representation of your shares at the Annual Meeting is very important. Accordingly, whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy promptly by one of the methods offered. You may revoke your proxy at any time prior to the Annual Meeting. If you are able to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

Sincerely,

James A. Clishem

President, Chief Executive Officer & Director

ACTIVE POWER, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2008

TO THE STOCKHOLDERS OF ACTIVE POWER, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Active Power, Inc., a Delaware corporation, will be held on Thursday, May 15, 2008, at 1:00 p.m. Central Time, at our principal executive offices, located at 2128 W. Braker Lane, Austin, Texas 78758, Braker 12, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect two Class II Directors to serve until our 2011 Annual Meeting of Stockholders, or until their successors are duly elected and qualified;

2.	To elect one Class III Director to serve until our 2009 Annual Meeting of Stockholders, or until his successor is duly elected and qualified;

3.	To ratify the appointment of Ernst & Young LLP as independent auditors for our Company for the fiscal year ending December 31, 2008; and

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 28, 2008 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the proxy in the envelope enclosed for your convenience, or vote your shares by telephone or by the Internet as promptly as possible. Telephone and Internet voting instructions can be found on the attached proxy. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

John K. Penver

Vice President of Finance and Chief Financial Officer

& Company Secretary

Austin, Texas

April 14, 2008

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY TELEPHONE, BY THE INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

ACTIVE POWER, INC.

2128 W. Braker Lane, Braker 12

Austin, Texas 78758

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON May 15, 2008

General

The enclosed proxy is solicited on behalf of the Board of Directors of Active Power, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on May 15, 2008. The Annual Meeting will be held at 1:00 p.m. Central Time at our principal executive offices, located at 2128 W. Braker Lane, Austin, Texas 78758, Braker 12. These proxy solicitation materials were mailed on or about April 14, 2008, to all stockholders entitled to vote at our Annual Meeting.

Voting

The specific proposals to be considered and acted upon at our Annual Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On March 28, 2008, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 60,458,311 shares of our common stock outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 28, 2008. The presence, in person or by proxy, of holders of a majority of our shares entitled to vote is necessary to constitute a quorum at this Annual Meeting. Stockholders may not cumulate votes in the election of directors. The vote of a plurality of the shares of our common stock present in person or represented by proxy at this meeting and entitled to vote on the election of directors is necessary for the election of a director. The nominees receiving the greatest number of votes at this meeting will be elected to our Board of Directors, even if they receive less than a majority of such shares.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a proxy submitted by a broker or nominee specifically indicating lack of discretionary authority to vote on the matter). Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Proxies

If the enclosed form of proxy is properly signed and returned or if you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by our Board of Directors unless the authority to vote for the election of such directors are withheld and, if no contrary instructions are given, the proxy will also be voted FOR the approval of Proposal Two as described in this Notice of Annual Meeting and proxy statement. You may revoke or change your proxy at any time before the Annual Meeting by filing with our Corporate Secretary at our principal executive offices at 2128 W. Braker Lane, Austin, Texas 78758, Braker 12, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one (1) copy of the proxy statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (512) 836-6464 or by mail addressed to Investor Relations, c/o Active Power, Inc., 2128 W. Braker Lane, Austin TX 78758, requesting such copies. If a stockholder is receiving multiple copies of the proxy statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

Deadline for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2009 Annual Meeting of Stockholders and in our proxy statement and form of proxy relating to that meeting, must be received by us at our principal executive offices in Austin, Texas, addressed to our Corporate Secretary, not later than December 15, 2008, the date which is 120 days prior to April 14, 2009. With respect to any stockholder proposal not submitted pursuant to Rule 14a-8 and unless notice is received by us in the manner specified in the previous sentence, the proxy holders shall have discretionary authority to vote against any proposal presented at our 2009 Annual Meeting of Stockholders. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our Bylaws.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING PROPOSALS ONE & TWO: ELECTION OF DIRECTORS

Composition of the Board

The full Board of Directors currently consists of seven directors. The Board, in accordance with our certificate of incorporation, is divided into three classes, with Class I having three directors, Class II currently having two directors and Class III currently having two directors. The terms of each class expire at successive annual meetings so that shareholders elect one class of directors at each annual meeting.

One of our directors, Brad Boston, resigned in January 2008. Effective March 24, 2008, the Board of Directors elected James E. DeVenny III to fill the vacancy left by Mr. Boston’s resignation. Because Mr. DeVenny was appointed by the Board to fill an existing vacancy, under our Company bylaws his term will expire at this Annual Meeting. If re-elected at this meeting, he will continue to serve as a Class III Director until the 2009 Annual Meeting, at which point his term will expire.

The current composition of the Board is:

Class I Directors (serving until the 2010 Meeting)	Richard E. Anderson Rodney S. Bond Benjamin L. Scott

Class II Directors (term expiring at this meeting)	Jan H. Lindelow James A. Clishem

Class III Directors (serving until the 2009 Meeting)	Ake Almgren James E. DeVenny III*

*	term expiring at this meeting

The election of two Class II Directors and one Class III Director will take place at the meeting. At its meeting on January 31, 2008, the Board approved the recommendation of the Nominating and Corporate Governance Committee that the full Board remains comprised of seven directors and that the two Class II Directors be elected for a three-year term. At its meeting on March 13, 2008, the Board approved the recommendation of the Nominating and Corporate Governance Committee that Mr. DeVenny be elected for an interim one-year term.

If elected at the annual meeting, each of the two Class II Director nominees will serve on the Board until the Annual Meeting in 2011 and the Class III Director nominee will serve on the Board until the Annual Meeting in 2009, or, in each case, until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If any of the three nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board or the named proxies. Management has no reason to believe that any of the nominees for election named below will be unable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Your Board Recommends Stockholders

Vote FOR each of the three Nominees Listed Below

Nominees for Election as Class II Directors with Terms Expiring at the 2011 Annual Meeting

Name	Age	Current Position	Proposed Class of Director
Jan H. Lindelow	62	Director	Class II
James A. Clishem	51	President, Chief Executive Officer and Director	Class II

Jan H. Lindelow, 62, has served as a member of our Board of Directors since February 1998. Mr. Lindelow joined Tivoli, a unit of IBM Software Group in June 1997 and served as Chairman and Chief Executive of Tivoli until the spring of 2001. He then became Vice President, Emerging Business Development for IBM until his retirement in 2002. From 1994 to 1995 Mr. Lindelow was President and Chief Operating Officer of Symbol Technologies, a leader in handheld computing and scanning technologies. He also served in several senior executive positions with Asea Brown Boveri (ABB), a global company delivering power, energy and automation technologies from 1988 to 1994. Prior to ABB, Mr. Lindelow was President of Worldwide Sales and Service at Unisys/Sperry Computer Systems, a worldwide information technology services and solutions company. Mr. Lindelow serves as an active board member of several enterprises, primarily in the high technology industry. During 2007, Mr. Lindelow served as Chairman of the board of directors of Vignette Corporation and as a director of the following private companies: Credant Technologies, HyPerformix, Inc (as Chairman) and Troux Technologies. Mr. Lindelow holds an M.S. in Electrical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

James A. Clishem, 51, serves as the Chief Executive Officer and President of Active Power and has served as a member of the Board of Directors since assuming these responsibilities in May 2006. From November 2005 until May 2006 Mr. Clishem was President and Chief Operating Officer of the Company, and from May 2005 until November 2005 he served as Vice President of Business Development for the Company. Prior to joining Active Power, from 2004 Mr. Clishem was most recently Vice President of Business Development at Peregrine Systems, Inc, a publicly traded enterprise software company. Between 1999 and 2004 Mr. Clishem was founder and Chief Executive Officer of Xodiax, Inc., a managed IT services business. He has also held executive management positions with Broadwing Communications, MCI, Ericson, and Tandem Computers. Mr. Clishem holds a B.S. and an M.S. in Electrical Engineering from the University of Louisville and an M.B.A. from Southern Methodist University.

Nominee for Election as Class III Directors with Term Expiring at the 2009 Annual Meeting

Name	Age	Current Position	Proposed Class of Director
James E. deVenny III	60	Director	Class III

James E. deVenny III, 60, has served as a member of our Board of Directors since March 2008. From 1999 until March 2008 Mr. deVenny served as the co-founder, President and Chief Executive Officer of Dataside LLC, a Texas-based provider of enterprise data center space and managed network services. Mr. deVenny is now an independent consultant though his business JD Investments. Prior to founding Dataside Mr. deVenny co-founded Computex Support Systems for 15 years where he was involved in the design and development of mission critical data centers and telecommunications sites. Prior to this he spent five years as Vice President of Sales and Marketing for International Power Machines, a manufacturer of uninterruptible power supply systems. Mr. deVenny also serves on the boards of Lumenate, a private technology consulting services company. He holds a Bachelor of Science degree in Journalism and Communications from the University of Florida.

Continuing Class I Directors With Terms Expiring at the 2010 Annual Meeting of Stockholders

Richard E. Anderson, 43, has served as a member of our Board of Directors since July 1997. In 1992, Mr. Anderson co-founded Hill Partners, Inc., a real estate development and investment company now known as HPI Real Estate & Investment Services, Inc., where he currently serves as partner. Mr. Anderson holds a B.A. in Economics from Southern Methodist University.

Rodney S. Bond, 63, has served as a member of our Board of Directors since September 1994. From October 2000 to the present, Mr. Bond has served as a principal engaged in financial and strategic planning consulting at Sherman Partners, and until the sale of the company in January 2008, was also the Executive Vice President of UpLink Corporation, a privately held supplier of GPS business solutions for the golf industry From May 1990 to October 2000, Mr. Bond served primarily as Chief Financial Officer, with VTEL Corporation, a publicly traded digital video communications company. Mr. Bond also serves on the board of directors of several private and non-profit enterprises, and holds a B.S. in Metallurgical Engineering from the University of Illinois and an M.B.A. from Northwestern University.

Benjamin L. Scott, 58, has served as a member of our Board of Directors since March 2002 and as Chairman of the Board of Directors since February 2007. Since May 2002, Mr. Scott has served as a Venture Partner with Austin Ventures, a venture capital firm. From January 2000 to May 2002, Mr. Scott served as a Partner with Quadrant Management, a venture capital firm. From October 1997 to November 1999, Mr. Scott served as the Chairman and Chief Executive Officer of IXC Communications, a public provider of data and voice communications services that is now known as Broadwing Communications. Mr. Scott has served as a senior executive with AT&T, PrimeCo and Bell Atlantic. Mr. Scott also serves on the boards of directors of several private companies and holds a B.S. in Psychology from Virginia Polytechnic Institute and State University.

Continuing Class III Director With Term Expiring at the 2009 Annual Meeting of Stockholders

Ake Almgren, 61, has served as a member of our Board of Directors since March 2004. Since May 2003, Dr. Almgren has served as President of his consultant company, ORKAS Corp. From July 1998 to May 2003, Dr. Almgren served as Chairman and Chief Executive Officer of Capstone Turbine Corp. Prior to his employment at Capstone, Dr. Almgren had a 26-year career at ASEA Brown Boveri Limited (ABB), a worldwide power solutions company, where he held the position of worldwide Business Area Manager for Distribution Transformers and managed the operation of 36 plants in 28 countries. He also was President of ABB Power T&D Company, President of ABB Power Distribution, and President of ABB Power Systems during his tenure at ABB. Dr. Almgren also serves on the board of managers of PJM Interconnect LLC. Dr. Almgren holds a Ph.D. in Engineering from Linkopings Tekniska Hogskola in Sweden and a Masters of Mechanical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines under its “Code of Business Conduct and Ethics” which are available on the Company’s website at www.activepower.com under the “About Us” tab under the heading of “Investor Relations” and sub-heading of “Corporate Governance”. It is also available in print for any stockholder who requests it. These guidelines were adopted by the Board to ensure that the Board is independent of management, that the Board adequately performs its function as the overseer of management and to help ensure that the interests of the Board and management align with the interest of the stockholders.

On an annual basis, each director and executive officer is obligated to complete a Directors and Officers Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Pursuant to the Code of Business Conduct and Ethics, the Board is charged with resolving any conflicts of interest involving the Chief Executive Officer, the Chief Financial Officer or any executive officer of the Company.

Director Independence

In accordance with the Nasdaq listing requirements, the Board of Directors has determined the independence of each Director and nominee for election as Director in accordance with the guidelines it has adopted. Based on those standards, at its meetings held in January 2008 and March 2008, the Board determined that each of Messrs. Almgren, Anderson, Bond, Lindelow, Scott and DeVenny, our non-employee directors are “independent directors” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules, and has no relationship with the Company except as a Director and stockholder of the Company, unless otherwise stated under “Certain Transactions” in the Compensation Discussion and Analysis section of this proxy.

Nominations for Directors

Identifying Candidates

The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The Nominating and Corporate Governance Committee believes that candidates for director should have certain attributes, including leadership, independence, interpersonal skills, financial acumen, business experience, industry knowledge, integrity, competence, diversity of viewpoints and dedication. The Committee considers recommendations of potential candidates from current directors, management and stockholders. Stockholders’ nominations for directors must be made in writing and be addressed to the Chairman of the Nominating and Corporate Governance Committee in care of the Secretary of the Company at the Company’s headquarters address listed below, and must be received no later than December 15, 2008 in order to be included in the proxy statement for the next annual election of directors.

Chairman of the Nominating and Corporate Governance Committee

Active Power, Inc.

c/o Secretary

2128 West Braker Lane, BK12

Austin, Texas 78758

Any such stockholder nomination notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residential address of the recommended candidate; (ii) the principal occupation or employment of such recommended candidate; (iii) the class and number of shares of our stock that are beneficially owned by such recommended candidate; (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder; and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors. In addition, such notice must contain (i) a representation that the stockholder is a holder of record of our common stock entitled to vote at such meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing such nomination; (iii) the class and number of shares of our common stock that are beneficially owned by such stockholder; (iv) any material interest of the stockholder in such recommendation; and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Communications with the Board

Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail or via email. The following address may be used by those who wish to send such communications by regular mail:

[Board of Directors] or [Name of Individual Director(s)]

Active Power, Inc

c/o Secretary

2128 West Braker Lane, BK12

Austin, Texas 78758

Stockholders who wish to send such communications electronically may do so via the “Contact Us” tab on the Company’s internet site at www.activepower.com. You may leave a message to any one or a combination of directors. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication, and (iii) the class and number of shares of Active Power that are beneficially owned by such stockholder.

The Board has instructed the Secretary to review all communications so received (via regular or electronic mail), and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications, advertising and personal grievances. However, any Director may at any time request the Secretary to forward any and all communications received by the Secretary and not forwarded to the Board.

Code of Ethics

The Company’s Code of Business Conduct and Ethics, which is the Company’s code of ethics applicable to all Directors, officer, employees and consultants worldwide, embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its long-standing commitment to honesty, fair dealing and full compliance with all laws affecting the Company’s business. The Code of Business Conduct and Ethics is intended to comply with Item 406 of Regulation S-K of the Securities Exchange Act of 1934 and with Nasdaq listing requirements. Our Code of Business Conduct and Ethics is posted on our Internet website under the “Corporate Governance” tab of our “Investor Relations” page, which can be found by clicking on “About Us” from our Internet website located at www.activepower.com.

The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Business Conduct and Ethics relating, among other things, to:

•	Accounting practices, internal accounting controls or auditing matters and procedures;

•	Theft or fraud of any amount;

•	Insider trading;

•	Performance and execution of contracts;

•	Conflicts of interest;

•	Violations of securities and antitrust laws; and

•	Violations of the Foreign Corrupt Practices Act.

Any stockholder, employee or interested party can call the following toll-free number to submit a report.

1-800-625-1731

The number is operational 24 hours a day, seven days a week.

MEETINGS AND COMMITTEES OF THE BOARD

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and stockholders’ meetings. In 2007 the Board of Directors met 15 times and did not act by written consent. Other than Mr. Richard Anderson and Mr. Brad Boston, all directors attended or participated in at least 75% of the meetings of the Board or committees on which they served during the year ended December 31, 2007. In 2007, Mr. Anderson attended 67% of the meetings of the Board and Mr. Boston attended 27% of the meetings of the Board and 30% of the meetings of the Compensation Committee.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In accordance with best practice and the Nasdaq listing requirements, all the committees are comprised solely of non-employee, independent directors. Charters for each of the Committees are available on the Company’s website at www.activepower.com under the “About Us” tab and heading of Investor Relations and subheading of “Corporate Governance”. The charter of each committee is also available in print to any stockholder who requests it. The table below shows current membership of each of the standing Board Committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Rodney S. Bond*	Benjamin L. Scott*	Richard E. Anderson*
Ake Almgren	Richard E. Anderson	Rodney S. Bond
Jan H. Lindelow	Ake Almgren	Benjamin L. Scott

*	- Committee Chairman

In addition to the standing committees mentioned above, the Board convenes special committees to consider various other matters as they arise. In December 2006 the Board formed a Special Committee to review the Company’s historical stock option granting procedures. This committee was comprised of Messrs. Boston (until his resignation as a director) and Bond.

Audit Committee

The Audit Committee is responsible for the selection, retention and oversight of our independent auditors. In addition, the Audit Committee reports to the Board of Directors with regard to:

•	the scope of our annual audits and fees to be paid to auditors;

•	our compliance with legal and regulatory requirements;

•	the integrity of our financial statements and the compliance with our accounting and financial policies; and

•	management’s procedures and policies relative to the adequacy of our internal accounting controls.

The Audit Committee is further responsible to pre-approve all audit and non-audit services performed by our independent auditors. The members of the Audit Committee throughout 2007 and as of December 31, 2007 were Messrs. Bond, Lindelow, and Almgren. Mr. Bond serves as the Chairman of the Audit Committee. The Audit Committee held six meetings during 2007. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. The Board of Directors has determined that Mr. Bond is qualified as an “audit committee financial expert” under Item 401(h) of Regulation S-K.

Compensation Committee

The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and all forms of compensation to be provided to our directors, executive officers and certain other key employees. The Compensation Committee also manages the granting of stock options to new and existing employees. The Compensation Committee reviews bonus arrangements for all of our executive officers and stock compensation for our new and existing employees. The Compensation Committee also administers our stock option plan. The members of the Compensation Committee during 2007 were Messrs. Almgren, Boston (through July 2007), Scott and Anderson (since July 2007). Mr. Scott serves as Chairman of the Compensation Committee. The Compensation Committee held 10 meetings during 2007. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was established in March 2005 to assist our Board of Directors in fulfilling its responsibilities for identifying qualified individuals to become members of the Board of Directors; determining the composition of the Board of Directors and its committees; monitoring the effectiveness of the Board of Directors and facilitating the measurement of the effectiveness of its committees; and developing, monitoring and evaluating sound corporate governance policies and procedures promoting honest and ethical conduct, including policies pertaining to the identification and treatment of conflicts of interest. The members of the Nominating and Corporate Governance Committee during 2007 were Messrs. Anderson, Bond and Scott, with Mr. Scott serving as its Chairman until July 2007 at which point Mr. Anderson became Chairman. The Nominating and Corporate Governance Committee held two meetings during fiscal 2007. The Board of Directors has determined that each member is an “independent director” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

Special Option Committee

The Special Option Committee is a committee of our Board of Directors composed of Messrs. Boston (until his resignation as a director) and Bond that was tasked with the responsibility for over seeing a review of the Company’s historical stock option granting and related procedures. This Committee was formed in December 2006 and completed its principal task by delivering its final report and recommendations to the full Board in May 2007. This Committee has continued to oversee the Company’s resolution of matters and other regulatory investigations relating to their investigation and report on an ad hoc basis to the Board as required. During 2007 this Committee held three formal meetings.

Independent Director Meetings

In January 2003, the independent members of our Board of Directors resolved to meet separately from the full Board of Directors and outside the presence of our management. At the time of this resolution, the Company’s founder served as Chairman of the Board and also as the Company’s Chief Executive Officer. With a change in our Chief Executive Officer in May 2006, the Board of Directors elected to continue this practice to allow independent directors to meet without the presence of management. The independent directors of the Board met 15 times during 2007. Benjamin Scott, our Chairman, leads these meetings. These meetings are held in conjunction with each regularly scheduled meeting of our Board of Directors. Any of our directors may request a session comprising of only independent directors at any time.

Attendance at Annual Meetings

We encourage, but do not require, the members of our Board of Directors to attend our annual meetings. Four of our seven directors attended our Annual Meeting of Stockholders held on June 28, 2007.

Compensation Committee Interlocks and Insider Participation

All members of the compensation committee are independent directors, and none of them are past or present employees or officers of the Company or any of our subsidiaries. No member of our compensation committee has any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on a board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers serve on our Board or our Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee reports as follows with respect to the audit of our fiscal 2007 audited financial statements:

Management is responsible for Active Power’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Active Power’s financial statements and internal controls in accordance with U.S. generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Active Power’s financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee has also met and held discussions with management and the independent auditors regarding Active Power’s internal controls. Management provided the Audit Committee management’s assessment of the Company’s internal controls, and the Audit Committee has reviewed and discussed the internal controls with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Active Power’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence and considered the compatibility of non-audit services with the independent auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the reports of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements and assessment of internal controls in Active Power’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Rodney S. Bond (Chair)

Ake Almgren

Jan H. Lindelow

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for discharging the responsibilities of the board with respect to compensation of executive officers. The Compensation Committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of an outside compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee and recommended to the full Board of Directors for ratification.

The Compensation Committee is also responsible for administering our equity-based plans. The Committee established a formal stock approval policy in February 2007 to govern the administration of granting equity-based awards to directors, officers and employees. The Compensation Committee also periodically reviews our equity-based plans and makes its recommendations to the Board with respect to these areas.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2007 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board, and the Board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2007 for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

Benjamin L. Scott (Chair)

Ake Almgren

Richard E. Anderson

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth certain biographical information concerning our current executive officers and a key employee:

Name	Age	Position(s)
James A. Clishem	51	President, Chief Executive Officer and Director

John K. Penver	45	Vice President of Finance, Chief Financial Officer and Secretary

James M. Murphy	43	Vice President Sales—EMEA

Gary P. Rackow	54	Vice President Sales—Americas

Lisa M. Brown	42	Vice President—Marketing & Sales Operations

Karl T. Schuetze	41	Vice President—Engineering

Jason P. Rubin	39	Vice President—Manufacturing

Uwe Schrader-Hausmann	53	Vice President—Technical Services

David Perkins	47	Chief Technology Officer

Executive Officers

James A. Clishem was hired as our Vice President of Business Development in June 2005. He was promoted to be our President and Chief Operating Officer in November 2005 and promoted to Chief Executive Officer in May 2006. He became one of our directors in June 2006. Mr. Clishem came to Active Power from Peregrine Systems, Inc., a publicly traded enterprise software company, where he served as Vice President of Business Development focusing on global alliances since 2004. From 1999 until it was sold in 2004, he was founder, President & CEO of Xodiax, a profitable managed IT services business, which was recognized by Inc Magazine as one of the fastest growing privately held companies in the country. Mr. Clishem also served as Vice President of Data Services for Broadwing Communications, where he had responsibility for a $150 million business unit. He has also held various senior roles at MCI, Ericsson, and Tandem Computers. Mr. Clishem holds a B.S. and M.S. in Electrical Engineering from the University of Louisville and an M.B.A from Southern Methodist University in Dallas, Texas.

John K. Penver was hired in February 2005 to become our Chief Financial Officer and Vice President of Finance. From May 2004 to February 2005, Mr. Penver served as Chief Financial Officer of PerformanceRetail, Inc., a privately held retail management software company. Prior to that, Mr. Penver served as Chief Financial Officer of Factory Logic, Inc., a privately held enterprise-application software company, from September 2002 to April 2004. From October 2001 to August 2002, Mr. Penver served as an independent business consultant to several privately held companies. From March 2000 to September 2001, Mr. Penver served as Chief Financial Officer and Vice President of Finance and Human Resources for Yclip Corporation, a privately held internet-marketing software company. From February 1997 through March 2000, Mr. Penver was Vice President of Finance for Silicon Gaming, Inc., a publicly traded manufacturer of high-technology slot machines for the gaming industry. Mr. Penver is a Certified Public Accountant and a Chartered Accountant, and holds a Bachelor of Business in Accounting from Monash University in Australia and an M.B.A. from Santa Clara University in California.

James M. Murphy joined Active Power in November 2005 as Director of Sales for Northern Europe and was promoted to Vice President of Sales for the EMEA and Asia Pacific regions in March 2007. He is responsible for managing Active Power’s customer relationships and sales growth in Europe, the Middle East,

Africa, Japan, Korea and Southeast Asia. Prior to joining Active Power, Mr. Murphy most recently spent 11 years between 1994 and 2005 as a sales director for Piller UK, Ltd., a European manufacturer of rotary UPS products. He also has prior power industry sales experience with Leroy Somer Ltd. and BICC Ltd. in the United Kingdom. Mr. Murphy holds a degree in Electrical and Electronic Engineering from Liverpool University and is a member of the Institute of Electrical Incorporated Engineers.

Gary P. Rackow was hired in October 2006 as Vice President of Sales for the Americas. He is responsible for managing Active Power’s multi-channel sales strategy to drive sales growth and market penetration in North America and Latin America. Prior to joining Active Power, Mr. Rackow most recently worked for Piller, Inc., the US subsidiary of RWE Piller GmbH, a European manufacturer of rotary UPS products, for 14 years where he most recently was Vice President of Sales & Marketing. He also has 10 years executive experience with General Electric as a product and application engineer for power distribution equipment, motor drives, Uninterruptible Power Systems and process controls. Mr. Rackow holds a Bachelor of Science degree in electrical engineering from the Polytechnic Institute of Brooklyn. He has been a registered Professional Engineer for more than 20 years and is a member of IEEE Industry Application Society (IAS).

Lisa M. Brown was hired in December 2005 as our Vice President of Marketing and Sales Operations. In this role she is responsible for all of our product and corporate marketing, product development, public relations and sales operations functions. Prior to joining Active Power Ms. Brown spent 14 years with Broadwing Communications, a telecommunications infrastructure provider where she held executive positions including Vice President of Marketing, Sales Operations and Customer Operations. Ms. Brown holds a Bachelor of Science degree in Business Administration, Finance, from Bloomsburg University in Pennsylvania.

Karl T. Schuetze joined Active Power in April 2000 as a development engineer and held several positions, including Manager of Mechanical Systems before being promoted to Vice President of Engineering in July 2007. In this role Dr. Schuetze is responsible for the design and development of all of the Company’s products. Prior to joining Active Power Dr. Schuetze had prior engineering and management experience with organizations including Advanced Systems Integration, the University of Texas at Austin,’s Center for Electromechanics, McDonald Douglas, General Dynamics. He was also an officer in the U.S. Army Reserves. Dr. Schuetze holds a Ph.D. in Mechanical Engineering from the University of Texas at Austin, a Masters of Science degree in Mechanical Engineering from the University of Texas at Arlington and a Bachelor of Science degree in Mechanical Engineering from Virginia Tech University. He also holds several patents relating to fluid pressure technologies.

Jason P. Rubin joined Active Power in March 2000 as a production planner and held various positions in our manufacturing group before being promoted to Vice President of Manufacturing in October 2005. In this role Mr. Rubin is responsible for the manufacture and testing of all Active Power products as well as managing all material and logistic requirements to support production. Mr. Rubin has over 15 years of manufacturing experience in multiple industries and immediately prior to joining Active Power was involved in managing operations and manufacturing systems for Windsport, Inc., a fabricated textile manufacturer. Mr. Rubin holds a Bachelor of Science degree in Industrial Engineering from the University of Oklahoma at Norman.

Uwe Schrader-Hausmann joined Active Power in August 2005 and held various positions in our EMEA sales engineering group and as Managing Director of Active Power (Germany) GmbH before being promoted to Vice President – Technical Services in October 2007. In this role he is responsible for all customer-facing technical service functions including applications engineering, project management, project implementation and customer service activities on a global basis. Mr. Schrader-Hausmann has over 28 years experience in the UPS industry. Prior to joining Active Power, he spent 26 years with Piller Power Systems GmbH, a German-based rotary UPS manufacturer, most recently as Chief Technical Officer. He also has UPS experience with Max Mueller Gildemeister GmbH in Germany. Mr. Schrader-Hausmann holds a Diplom-Ingeneur (German equivalent of a master of science degree) from The University of Applied Science in Hanover, Germany.

Key Employee

David Perkins joined Active Power in July 1996 and held various positions in our engineering group before being promoted to Chief Technology Officer in April 2005. In this role he is responsible for technical innovation and development of all company products. Prior to joining Active Power, Mr. Perkins was a research engineer for 11 years with The University of Texas at Austin Center for Electro Mechanics, and was involved with numerous electric machine development projects for military and commercial research contracts. Mr. Perkins currently holds five patents with several patents pending. He is a member of the American Society of Mechanical Engineers and ASTM International and is a member of ASTM Committee A01 on Steels and Subcommittee A01.06 on Steel Forgings. Mr. Perkins holds Bachelor of Science and Masters of Science degrees in Mechanical Engineering from the University of Texas at Austin. While Mr. Perkins is not one of our Section 16 executive officers, we consider him to be a key member of our management team.

Compensation Discussion and Analysis

Philosophy

All of our compensation programs are designed to attract and retain key employees, motivating them to achieve and rewarding them for superior performance. Different programs are geared to short- and longer-term performance with a goal of increasing shareholder value over a longer term. Executive compensation programs impact all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations.

We believe that the compensation of our executives should reflect their success as a management team, rather than as individuals, in attaining key operating objectives such as revenue growth, reductions in operating losses, achievement of operating profitability and positive cash flow, growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased market price for our stock. We believe that the performance of our executives in managing the company considered in light of general economic conditions and specific company, country, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or otherwise, but rather that in the long-term the price of our stock will reflect our operating performance and ultimately, the management of the company by our executives. We will also evaluate both performance and compensation to ensure that the company maintains its ability to attract and retain superior executives in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of similar or peer companies. To that end, we believe that executive compensation packages provided by the Company to its executives, including its Named Executive Officers, as defined below, should include both cash and stock-based compensation that reward performance against measured goals.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during 2007, as well as the other individuals included in the Summary Compensation Table on page 17, are referred to as “Named Executive Officers.”

Role of Executive Officers in Compensation Decisions

The Compensation Committee of the Board of Directors (the “Committee”) makes all compensation decisions for the Named Executive Officers and for all of the executive officers of the Company.

The Chief Executive Officer annually reviews the performance of all of the Company’s executive officers (other than the Chief Executive Officer, whose performance is reviewed by the Committee). The conclusions reached and recommendations based on those reviews, including with respect to salary adjustments and annual bonus and award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The Committee may also independently seek information relating to salary, equity and market data to validate the information presented by the Chief Executive Officer or to come to its own conclusions and recommendation. Neither our Chief Executive Officer nor any other member of executive management votes on items before the Committee; however, the Committee and Board of Directors solicit the views of the Chief Executive Officer and work with other members of management to determine the agenda for each of their meetings, as well as with our human resources department and outside advisors to prepare meeting materials.

Setting Executive Compensation

Based on the above objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company, and to reward the executives for achieving such goals. In furtherance of this, the Committee has retained the services of Radford Surveys & Consulting, an outside human resources consulting firm, to conduct an annual survey of its total compensation program for all of its executive officers. Radford provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the Named Executive Officers and for all executive officers of the Company.

Elements of compensation for our executive officers include: base salary, bonus, stock incentive awards, and health and disability insurance. Base salaries for our executives are set at the regularly scheduled meeting of the Committee in the first quarter of each year (usually in January). At this meeting, the Committee also approves and adopts the management incentive plan for the new financial year, determines the awards from the previous year’s management incentive program objectives, and typically also grants stock-based awards to all of our executive officers and other eligible employees.

At the beginning of each year, it has been the practice of the Committee to review the history of all of the elements of each executive officer’s total compensation over each of the past 3-4 years, and compare the compensation of the executive officers with that of other executive officers in an appropriate market comparison group, using comparative data supplied by Radford. The comparative data is typically from other high-technology public companies in North America with similar revenue or expense levels to the Company, but excluding life-science and biotechnology companies. We also include in our comparative peer group other clean-technology or alternative energy companies with whom we are often compared by the financial community. Typically, the Chief Executive Officer makes compensation recommendations to the Committee with respect to the executive officers that report to him. Such executive officers are not present at the time of these discussions. The Committee then makes its compensation recommendations with respect to the Chief Executive Officer, who is absent from such discussions. The Committee may accept or adjust any of the recommendations of the Chief Executive Officer and also makes the sole determination of the Chief Executive Officer’s compensation.

We choose to pay each element of compensation in order to retain and to attract the necessary executive talent, reward annual performance and provide incentive for their balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of the Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

–	performance against corporate and individual objectives for the previous year;

–	difficulty of achieving desired results in the coming year;

–	value of their unique skills and capabilities to support the long-term growth of the Company;

–	performance of their general management capabilities; and

–	contribution as a member of the executive management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitate our entry into new markets, providing proper compliance and regulatory guidance, and helping to create a cohesive team.

Base Salary

We use the base salary element of executive compensation to provide the foundation of a fair and competitive compensation opportunity for each Named Executive Officer. We review base salaries annually and target salary compensation at or near the median base salary practices of the market, as reflected in our peer group analysis conducted by Radford, but maintain flexibility to deviate from market-median practices for individual circumstances, including qualifications, experience and responsibilities. The Committee also considers an internal review of the executive’s compensation relative to other executive officers and the individual performance of the executive in establishing the base salary.

Annual Bonus

The management incentive program is an annual cash incentive program that is designed to motivate and reward our executives for their contributions toward the achievement of shorter-term financial and operating goals that we believe drive our operating results and/or create shareholder value.

Under this plan, the Committee, with recommendations provided by the Chief Executive Officer, establishes an annual target award for each executive officer, which is typically expressed as a percentage of the executive’s base salary. For 2007 this target award level ranged between 30% and 100% of base salary for our executive officers, depending upon position. Although each executive officer is eligible to receive an award under the plan, the granting of the awards to any individual is entirely at the discretion of the Committee. The Committee may choose to award the bonus or not, and decide on the actual level of the award in light of all relevant factors after completion of the fiscal year.

For 2007, 80% of an executive officer’s target award was based upon achievement of corporate financial and operating objectives. The remaining 20% of the executive’s target award was based upon achievement of individual objectives unique to each executive and their areas of responsibility. Both the corporate and individual goals were established by the Committee at the beginning of 2007. These included specific goals for revenue growth, gross profit margins, reduction in cash burn, maintaining product quality levels, and sales levels for our CoolAir product. At year end, the Chief Executive Officer prepared an analysis of accomplishments relative to the established corporate and individual goals for presentation to the Committee. The Committee made their own evaluation of the performance of the Chief Executive Officer’s accomplishments. The weighting of each of these individual goals to the total target award was established by the Committee and the same weighting was used for all of our executives.

Stock Option and Equity Incentive Programs

The Committee believes that the interests of our shareholders are best served when a significant proportion of an executive’s compensation is comprised of equity-based or other long-term incentives that appreciate in value contingent upon increases in the share price of our common stock. Therefore it has been our practice to make annual grants of equity-based awards to our executive officers and to all of our employees. However there is no set formula for the granting of awards to individual executives or employees and these decisions are made annually by the Committee.

The Committee may decide to grant equity in the form of stock options or as restricted stock. The Committee may establish any conditions or restrictions it deems appropriate on any grant. Awards of restricted stock typically vest between one and three years after the date of the grant. Stock option award levels are determined based on market data, vary among participants based on their positions within the company, and a recipient may receive multiple grants in any period due to performance, promotion or other factors.

New hire employee grants typically vest quarterly over four years from the date of grant. Existing employee grants typically vest at a rate of 25% after one year, and then quarterly over the remaining three years. Grants to new directors typically vest in annual installments over three years. Further annual grants to directors typically vest after one year. All options have a 10-year term. Vesting rights cease upon termination of employment, except in the case of death (subject to a one-year limitation), disability or retirement. Exercise rights typically cease ninety days after termination. Prior to exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such options, including voting rights and the rights to received dividends.

Timing of Grants

Stock awards to our executive officers and other key employees are typically granted annually in conjunction with the review of the individual performance of the executive officer. This review takes place at a regularly scheduled meeting of the Committee, which is typically held in conjunction with the meeting of our Board in January of each year. Equity awards are automatically granted to our non-executive directors on the date of our Annual Meeting of Stockholders, in accordance with the terms of our 2000 Stock Plan. Grants to newly hired employees historically were effective on the employee’s first day of employment with the Company. To facilitate this practice, the Board had delegated authority to the Chief Executive Officer to grant individual stock awards of less than 20,000 options to non-executive employees. This practice was changed in January 2006, and now all grants are made in meetings of the Committee or Board, with effect from the date of the meeting. Grants to newly hired executive officers are made at the next regularly scheduled Committee meeting or at a special meeting on or following their hire date. The exercise price of all stock options is set at the closing price of our common stock on the Nasdaq Global Market on the date of grant of the award.

Stock Ownership Guidelines

The Company had no established stock ownership guidelines prior to 2007. In February 2007 the Board adopted guidelines for non-executive Board members that require these directors to obtain a minimum level of stock ownership in the Company within three years of their appointment to the Board. This policy provided a transition period to enable current directors to comply with this new policy. The stock ownership policy requires the following for our non-executive directors:

–	Within three years from the date of adoption of this policy (February 2007), or from joining the Board in the case of new directors, directors should own stock with a value equal to three times the annual board retainer;

–	A transition period is provided where directors should own stock with a value of $30,000 by the end of 2007, $60,000 by the end of 2008 and $90,000 by the end of 2009, assuming the current annual Board retainer remains at $30,000; and

–	Directors will have a minimum three-year holding period on the stock underlying director stock option grants (i.e. one year from vest and two years from vesting).

All of our current directors were in compliance with this policy at December 31, 2007.

Perquisites and Other Personal Benefits

The Company prefers to compensate its executive officers using a mix of short- and longer-term compensation, with an emphasis on performance, and does not believe that providing an executive perquisite program is consistent with our overall compensation philosophy. We have not provided any benefits to our executives that are not provided or otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

The perquisites that we provide are as follows: We provide a 401(k) Plan for all employees; however, at this stage we do not provide any matching funds to this plan for anyone. Our health and insurance plans are the same for all employees. In general our employees pay approximately 30% of the health premiums due. In 2006 we announced a sales incentive trip to reward the top achievers in our sales and service organizations. For the people selected to go, if they so choose, participants may be accompanied by their spouse or a guest. This trip is hosted by and attended by certain members of our executive team, including some of our Named Executive Officers. The first recipients of this benefit occurred in 2007. We also provide an automobile allowance to a European-based executive officer and to European-based sales employees that is part of the normal competitive compensation package in those markets. We do not provide such allowances to our US-based executives or sales employees.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the Named Executive Officers and for all of our executive officers.

The Chief Executive Officer annually reviews the performance of all of our executive officers (other than the Chief Executive Officer, whose performance is reviewed by the Committee). The conclusions reached and recommendations based on those reviews, including with respect to salary adjustments and annual bonus and award amounts, are presented to the Committee by the Chief Executive Officer. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives and has used this discretion in making decisions. Neither our Chief Executive Officer nor any other member of executive management votes on items before the Committee; however, the Committee and Board of Directors solicit the views of the Chief Executive Officer and work with other members of management to determine the agenda for each of their meetings, as well as with our human resources department and outside advisors to prepare meeting materials.

Employment Agreements with Officers

In connection with the promotion of James A. Clishem to be our President and Chief Executive Officer on May 10, 2006, we entered into an oral agreement with Mr. Clishem relating to the terms of his employment, which set forth the following terms:

•	Annualized salary of $300,000;

•	A bonus target that represents up to 100% of the annualized salary;

•	200,000 option shares to vest over four years of continued employment with Active Power;

•	Participation in all Active Power benefit programs; and

•

Provision for a severance equivalent to six months of Mr. Clishem’s then-current salary plus medical benefits in the event that his employment is terminated for reasons other than cause or by Mr. Clishem for good reason.

Mr. Clishem’s agreement was amended in February 2008 to increase his severance payment to an amount equal to twelve months of his salary plus medical benefits in the event his employment is terminated by us for reasons other than cause or by Mr. Clishem for good reason.

We entered into an agreement with John Penver, our Chief Financial Officer, in February 2008, which provided that he would be entitled to a severance payment equivalent to nine months of his salary plus medical benefits in the event his employment is terminated by us for reasons other than cause or by Mr. Penver for good reason.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Stock Awards		Option Awards		Non-equity incentive plan compensation		All other Compensation		Total Compensation
		[1]		[2]		[3]		[4]		[5]
James A. Clishem, President and Chief Executive Officer (Principal Executive Officer)	2007 2006	$ $	300,839 277,587	$ $	44,657 293,000	$ $	302,830 270,038	$ $	184,800 165,000	$ $	15,362 41,912	$ $	848,489 1,047,537

John K. Penver, Chief Financial Officer, VP Finance and Company Secretary (Principal Financial Officer)	2007 2006	$ $	185,730 178,180	$ $	29,772 —	$ $	116,007 111,303	$ $	85,680 51,000	$ $	— —	$ $	417,189 340,483

James M. Murphy, Vice President—Sales EMEA [6]	2007 2006	$ $	189,371 121,788	$ $	5,954 —	$ $	20,850 11,166	$ $	147,661 56,469	$ $	18,016 16,587	$ $	381,852 206,010

Gary P. Rackow, Vice President—Sales Americas [7]	2007 2006	$ $	150,000 36,621	$ $	5,954 —	$ $	16,156 4,105	$ $	82,200 —	$ $	— —	$ $	254,310 40,726

Lisa M. Brown, Vice President—Marketing and Sales Operations	2007 2006	$ $	169,154 153,849	$ $	5,954 —	$ $	41,025 37,928	$ $	59,160 54,400	$ $	— —	$ $	275,293 246,177

[1]	Being total salary paid during the calendar year 2007 and 2006 less amounts earned under the annual Management Incentive Program that were paid in the subsequent fiscal year.

[2]	Represents the amount of fair value that was expensed by the Company during 2007 and 2006, as applicable, for restricted shares granted to our Named Executive Officers in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 123 (R), Share based payments (SFAS 123(R)).

[3]	Represents the dollar amounts of compensation expense recognized by the Company in its financial statements for the years ended December 31, 2007 and 2006, as applicable, in accordance with the requirement of SFAS 123(R) from stock option grants vesting during 2007 and 2006, as applicable.

[4]	Represents cash bonuses earned under the Company’s 2007 Management Incentive Plan that were paid out in February 2008 and amounts earned under the Company’s 2006 Management Incentive Plan that were paid out in February 2007. Also includes amounts earned under the Company’s Sales Incentive Plan for Mr. Murphy prior to his appointment as Vice President.

[5]	Represents moving, temporary living and storage expenses paid to Mr. Clishem during 2007 and 2006 and auto allowance payments made to Mr. Murphy during 2007 and 2006.

[6]	Amounts paid to Mr. Murphy during 2007 and 2006 were paid to him in British pounds since he is resident in the United Kingdom. The amounts included in this Summary Compensation Table have been converted into United States dollars using an average exchange rate of 2.00181 for 2007 and an average exchange rate of 1.84295 for 2006.

[7]	Mr. Rackow joined Active Power on October 1, 2006 as our Vice President of Sales—Americas.

GRANTS OF PLAN-BASED AWARDS

	EQUITY AWARDS GRANTED DURING 2007
	Grant Date	Estimated future payouts under non-equity incentive plan awards			All other option awards. Number of securities underlying options.	Exercise or base price of option awards ($/share)	Grant Date Fair Value of Stock or Option Awards
Name and Principal Position		Threshhold	Target	Maximum
						[1]	[2]
James A. Clishem, President and Chief Executive Officer since May 10, 2006 (Principal Executive Officer)	2/7/2007 2/7/2007	—	—	300,000	75,000 75,000	0.001 2.290	$ $	171,675 107,970

John K. Penver, Chief Financial Officer, VP Finance and Company Secretary (Principal Financial Officer)	2/7/2007 2/7/2007	—	—	92,500	50,000 50,000	0.001 2.290	$ $	14,450 1,980

James M. Murphy, Vice President—Sales EMEA	2/7/2007 2/7/2007 3/1/2007	—	—	100,000	10,000 9,000 25,000	0.001 2.290 2.080	$ $ $	22,890 2,956 32,690

Gary P. Rackow, Vice President—Sales Americas	2/7/2007	—	—	75,000	10,000	0.001		$2,890

Lisa M. Brown, Vice President—Marketing and Business Development	2/7/2007 2/7/2007	—	—	85,000	10,000 30,000	0.001 2.290	$ $	2,890 3,188

[1]	The exercise price of the stock option awards is equal to the closing price of the common stock as reported by the Nasdaq Global Market on the date of grant of the award.

[2]	Refer to Note 1 Stock-Based Compensation Expense, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 29, 2008 for the relevant assumptions used to determine the valuation of our option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards				Stock Awards
	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
						[1]
James A. Clishem, President and Chief Executive Officer since May 10, 2006 (Principal Executive Officer)	125,000 300,000 200,000 75,000	— — — —	2.76 3.34 4.41 2.29	6/7/2015 11/10/2015 5/16/2016 2/7/2017	75,000	$165,000

	700,000	—

John K. Penver, Chief Financial Officer, VP Finance and Company Secretary (Principal Financial Officer)	110,000 85,000 50,000	— — —	3.78 4.20 2.29	2/28/2015 2/3/2016 2/7/2017	50,000	$110,000

	245,000	—

James M. Murphy, Vice President—Sales EMEA	15,000 9,000 9,000 25,000	— — — —	3.33 5.17 2.29 2.08	11/14/2015 4/17/2016 2/7/2017 3/1/2017	10,000	$22,000

	58,000	—

Gary P. Rackow, Vice President—Sales Americas	50,000	—	2.34	10/5/2016	10,000	$22,000

Lisa M. Brown, Vice President—Marketing and Business Development	75,000 30,000	— —	3.70 2.29	12/1/2015 2/7/2017	10,000	$22,000

	105,000	—

[1]	Based on the closing market value of the Company’s common stock of $2.20 per share at December 31, 2007.

OPTION EXERCISES AND STOCK VESTED

There were no options exercised by any of our Named Executive Officers during 2007. No restricted stock vested for any of our Named Executive Officers during 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Termination Agreements

We have entered into oral agreements with our Chief Executive Officer and our Chief Financial Officer relating to severance payments upon termination of employment as follows:

Our agreement with Mr. Clishem provides that, in the event that Mr. Clishem’s employment is terminated by us for reasons other than cause or by Mr. Clishem for good reason, Mr. Clishem will be entitled to receive severance in the amount of twelve months of his then-current salary, plus twelve months of medical benefits, payable over the twelve months immediately following his termination.

Our agreement with Mr. Penver provides that, in the event that Mr. Penver’s employment is terminated by us for reasons other than cause or by Mr. Penver for good reason, Mr. Penver will be entitled to receive severance in the amount of nine months of his then-current salary, plus nine months of medical benefits, payable over the nine months immediately following his termination.

Had their employment been terminated on December 31, 2007 by is for reasons other than cause or by the executive for good reason, these Named Executive Officers would have been eligible to receive the payments set forth in the table below. This includes amounts earned through such time and are only estimates of the amounts that would be paid to these executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

POTENTIAL PAYMENTS UNDER TERMINATION ARRANGEMENTS

	Salary	Benefits	Accrued Vacation Pay	Total
James Clishem	$300,000	$13,020	$5,838	$318,858
John K. Penver	$138,750	$9,765	$20,076	$168,591

DIRECTORS’ COMPENSATION

Name	Fees earned or paid in cash	Option awards $	Total compensation
		[2]
James A. Clishem	Included in executive compensation table
Ake Almgren	$45,000	$26,481	$70,857
Richard Anderson	$36,250	$22,427	$58,677
Rodney Bond	$87,500	$22,427	$109,927
Bradley Boston [1]	$65,000	$39,644	$104,644
Jan Lindelow	$40,000	$22,427	$62,427
Benjamin Scott	$56,875	$22,427	$79,302

Total—all directors	$330,625	$155,835	$485,836

[1]	Mr. Boston resigned from the board effective January 27, 2007.
[2]	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2007.

The following table shows the aggregate number of option awards outstanding for each of our directors as at December 31, 2007 as well as the number of shares underlying option awards during 2007 and the grant date fair value of option grants made to directors during 2007:

	Aggregate number of options outstanding at December 31, 2007	Option awards made during 2007	Grant date fair value of option awards made during 2007
James A. Clishem	Included in executive compensation table
Ake Almgren	75,000	15,000	$17,339
Richard E. Anderson	75,000	15,000	$17,339
Rodney S. Bond	95,400	15,000	$17,339
Bradley Boston [1]	60,000	15,000	$17,339
Jan H. Lindelow	90,000	15,000	$17,339
Benjamin L. Scott	85,000	15,000	$17,339

Total—all directors	480,400	90,000	$104,031

[1]	Mr. Boston resigned from the Board effective January 27, 2008.

Overview of Director Compensation and Procedures

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

Our non-employee directors receive the following annual fees for their service as a director:

Service	Annual Fee
Director fee	$30,000
Chairman of the Board fee	$10,000
Audit committee participation fee	$10,000
Audit committee chairperson (in addition to fee for serving on the audit committee)	$10,000
Compensation committee participation fee	$5,000
Compensation committee chairperson (in addition to fee for serving on the compensation committee)	$10,000
Nominating & Corporate Governance committee participation fee	$5,000
Nominating & Corporate Governance committee chairperson (in addition to fee for serving on the nominating & corporate governance committee)	$5,000

All of the above fees are paid to directors on a quarterly basis in arrears. When the Board appoints a special committee, additional compensation may be paid to those directors who serve on the special committees. In 2007, the Board had a Special Option Committee, and the participants thereof were paid a fee of $30,000 for serving on this committee after substantial completion of the committee’s work in July 2007.

On the date of each Annual Meeting of Stockholders, each non-employee director who continues to serve as a non-employee director is automatically granted an option to purchase 15,000 shares of common stock provided such individual has served on the Board of Directors for at least six months. Under this program, on the date of our 2007 Annual Meeting, Messrs. Almgren, Anderson, Bond, Boston, Lindelow, Rock and Scott received option grants to purchase 15,000 shares of common stock with an exercise price of $1.85 per share, the closing sale price of our common stock on the Nasdaq Global Market on the date of our 2007 Annual Meeting.

At the 2008 Annual Meeting, Messrs. Almgren, Anderson, Bond, and Scott and, assuming his re-election, Mr. Lindelow, will receive an option grant to purchase 15,000 shares of common stock at an exercise price equal to the closing sale price of our common stock on the Nasdaq Global Market on such date. These options will vest in full on the one-year anniversary of the grant date, based upon the optionee’s continued service on our Board of Directors. If Mr. deVenny, is re-elected, he will not receive an annual option grant in 2008 because he will not have served on our board for at least six months at the time of the 2008 Annual Meeting.

New directors are awarded an option grant to purchase 30,000 shares of common stock under our 2000 Stock Plan at the next meeting of the Board or Compensation Committee after the date such non-employee joins the Board of Directors. Options granted to new directors will have an exercise price per share equal to the fair market value per share of the underlying shares of common stock at the date of grant and will vest in equal annual installments over three years.

Directors who are also our employees do not receive cash or equity compensation for service on the board in addition to their compensation payable for their service as employees of the Company.

Indemnification Agreements

Our certificate of incorporation limits the liability of our directors to the Company and our stockholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We also maintain directors’ and officers’ liability insurance. The Company has entered into indemnification agreements with all of our directors and our executive officers.

Certain Relationships

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions. This would encompass all transactions with directors, immediate family members of our directors and executive officers, or any entities that such folks may have ownership or employment relationships with. A report is made annually to our audit committee disclosing all related parties that are employed by us or any related party transactions or relationships that occurred during the year, if any. There were no reportable transactions during 2007.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors appointed the firm of Ernst & Young LLP as our independent auditors for the fiscal year ended December 31, 2008. The Audit Committee is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Ernst & Young LLP has served in this capacity for each of our audits since becoming a publicly traded company in 2000.

In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees billed to Active Power by Ernst & Young LLP for Fiscal 2007 and 2006

The following table presents fees for professional services rendered by Ernst & Young LLP and billed to us for the audit of the company’s annual financial statements for the years ended December 31, 2007 and 2006, and fees for other services billed by Ernst & Young LLP during those periods:

Fees	2007	2006
Audit fees	$425,000	$478,015
Audit-related fees	12,500	54,500
Tax fees	34,000	27,500
All other fees	222,091	150,000

Total	$693,591	$710,015

Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the annual financial statements included in our Form 10-K, the quarterly reviews of financial statements included in our Forms 10-Q, Form S-8 consent procedures and audit and testing of the company’s internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. Audit-related services include fees for consultations concerning financial accounting and reporting matters and Form S-3 consent procedures in 2006 and 2007. Audit-related fees are disclosed as those audit-related fees paid during the specified fiscal year.

Tax Fees. Tax services include fees for tax compliance, tax advice and tax planning. Tax fees are disclosed as those tax fees paid during the specified fiscal year.

All Other Fees. All other fees include amounts billed by Ernst & Young in connection with Ernst & Young’s review of the Special Committee’s review of our historical stock option granting processes.

Pre-Approval Policies

The Audit Committee pre-approves all audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such services, including those set forth in the table above. The Chairman of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting. Our independent registered public accounting firm and management are required to report to the Audit Committee periodically regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Recommendation of the Board of Directors

Our Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2008.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 28, 2008 (unless otherwise indicated), by:

•	each person known by us to be a beneficial owner of five percent (5%) or more of our common stock;

•	each current director, including each director who is a nominee for election as a director;

•	each Named Executive Officer; and

•	all current directors and executive officers as a group.

Our common stock is the only class of voting securities outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 60,458,311 shares of common stock outstanding as of March 28, 2008. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days following March 28, 2008 are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity.

Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors:

James A. Clishem	842,660	1.38%
John K. Penver	267,219	*
James M. Murphy	46,897	*
Gary P. Rackow	63,663	*
Lisa M. Brown	100,788	*
Richard E. Anderson	509,009	*
Ake Almgren	107,500	*
Rodney S. Bond	125,220	*
Bradley Boston	45,000	*
Jan H. Lindelow	175,000	*
Benjamin L. Scott	135,000	*
All current directors and executive officers as a group (14 persons)	2,688,412	4.33%

Other 5% stockholders:
Sound Energy Partners, Inc	7,518,288	12.44%
Joseph F. Pinkerton III	4,587,982	7.59%
PowerShares Capital Management LLC	3,470,222	5.74%
HBK Investments LP.	3,283,173	5.43%

*	Less than one percent of the outstanding common stock

Notes Regarding Beneficial Ownership Table:

•	The address for all officers and directors is c/o Active Power, Inc., 2128 W. Braker Lane, Braker 12, Austin, Texas 78758.

•	James A. Clishem. Includes 194,223 shares of outstanding common stock and 648,437 shares of common stock issuable upon exercise of options within 60 days of March 28, 2008.

•	John K. Penver. Includes 56,594 shares of outstanding common stock and 210,625 shares of common stock issuable upon exercise of options within 60 days of March 28, 2008.

•	James M. Murphy. Includes 13,834 shares of outstanding common stock and 33,063 shares of common stock issuable upon exercise of options within 60 days of March 28, 2008.

•	Gary P. Rackow. Includes 13,663 shares of outstanding common stock and 50,000 shares of common stock issuable upon exercise of options within 60 days of March 28, 2008.

•	Lisa M. Brown. Includes 16,413 shares of outstanding common stock and 84,375 shares of common stock issuable upon exercise of options within 60 days of March 25, 2008.

•	Ake Almgren. Includes 47,500 shares of outstanding common stock and 60,000 shares of common stock issuable upon exercise of options within 60 days of March 28, 2008.

•

Richard E. Anderson. Includes 449,009 shares of outstanding common stock. 93,800 shares indicated as owned by Mr. Anderson are included because of his association with Rita Investments. These shares also include 46,116 shares owned by Mr. Anderson’s spouse. Also includes 60,000 shares of common stock issuable upon exercise of options within 60 days of March 28, 2008.

•	Rodney S. Bond. Includes 44,820 shares of outstanding common stock and 80,400 shares of common stock issuable upon exercise of options within 60 days of March 28, 2008.

•

Bradley Boston. Includes 45,000 shares of common stock issuable upon exercise of options within 60 days of March 28, 2008. All of Mr. Boston’s options will expire 90 days following his January 27, 2008 resignation from the Company’s Board of Directors.

•	Jan H. Lindelow. Includes 100,000 shares of outstanding common stock and 75,000 shares of common stock issuable upon exercise of options within 60 days of March 28, 2008.

•	Benjamin L. Scott. Includes 65,000 shares of outstanding common stock and 70,000 shares of common stock issuable upon exercise of options within 60 days of March 28, 2008.

•

All current directors and executive officers as a group. Includes 1,038,927 shares of outstanding common stock and 1,649,485 shares of common stock issuable upon exercise of options that are exercisable within 60 days after March 28, 2008.

•

Sound Energy Partners, Inc. Pursuant to a Schedule 13G/A dated February 13, 2008, as filed with the Securities and Exchange Commission, Sound Energy Partners, Inc. reported that it had shared voting power and shared dispositive power over 7,518,288 shares of common stock as of December 31, 2007 and that its address is 354 Pequot Avenue, Southport, Connecticut 06890.

•

Joseph F. Pinkerton, III. Pursuant to a Schedule 13G dated February 14, 2008, as filed with the Securities and Exchange Commission, Joseph F. Pinkerton II reported that he had beneficial ownership over 4,587,982 shares of common stock as of December 31, 2007. 3,487,385 of the shares indicated as owned by Mr. Pinkerton are held by CJP Partners, Ltd., a limited partnership in which CJP Management, L.L.C. is the sole general partner and Mr. Pinkerton and his spouse are the sole limited partners. In addition, 571,772 of the shares indicated as owned by Mr. Pinkerton are held by four Grantor Retained Annuity Trusts of which Mr. Pinkerton serves as trustee for two of the trusts and his spouse serves as trustee for the other two trusts. All four trusts are for the benefit of Mr. Pinkerton’s minor children. Mr. Pinkerton disclaims beneficial ownership of the 571,772 shares held by the trusts.

•

PowerShares Capital Management LLC. Pursuant to a Schedule 13G dated February 9, 2008, as filed with the Securities and Exchange Commission, PowerShares Capital Management LLC reported that it had sole voting power and sole dispositive power over 3,470,222 shares of common stock as of December 31, 2007 and that its address is 301 West Roosevelt Road, Wheaton, Illinois, 60187.

•

HBK Investments LP. Pursuant to a Schedule 13G dated February 1, 2008, as filed with the Securities and Exchange Commission, Dawson Herman Capital Management Inc. reported that it had shared voting power and shared dispositive power over 3,283,173 shares of common stock as of December 31, 2007 and that its address is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

CERTAIN TRANSACTIONS

Employment agreements.

For information regarding the employment agreements we have with James A. Clishem and John K. Penver, please see the “Employment Agreements with Officers” section of our Compensation Discussion & Analysis, above.

Agreements with directors and officers.

Registration rights. According to the terms of an investors’ rights agreement among us, investors who purchased shares of our preferred stock in financings prior to our initial public offering, and Joseph F. Pinkerton, III, founder of the Company, Mr. Pinkerton may require us to file a registration statement under the Securities Act of 1933 with respect to the resale of shares of our common stock held by him. We are not required to effect more than two of these demand registrations. Mr. Pinkerton may require us to file an unlimited number of registration statements on Form S-3 with respect to his shares of common stock.

Additionally, Mr. Pinkerton has piggyback registration rights with respect to future registration of our shares of common stock under the Securities Act. If we propose to register any shares of common stock under the Securities Act, Mr. Pinkerton is entitled to receive notice of such registration and is entitled to include his shares in the registration.

If we are eligible to file a registration statement on Form S-3 under the Securities Act, Mr. Pinkerton may also require us to file up to six registration statements on Form S-3 with respect to his shares of common stock, resulting in an aggregate offering of at least $500,000 on each registration statement on Form S-3. We are not required to file more than one registration statement on Form S-3 in any one six-month period.

These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear all of the expenses of all registrations under the investors’ rights agreement, except underwriting discounts and commissions incurred by the selling stockholders. The investors’ rights agreement also contains our commitment to indemnify the holders of registration rights for losses they incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradeable without restriction under the Securities Act. These registration rights terminate at such time as Mr. Pinkerton (i) holds less than 3% of the fully diluted shares of our common stock and (ii) is eligible to dispose of all his shares pursuant to Rule 144.

Stock options granted to executive officers and directors.

For more information regarding the grant of stock options to executive officers and directors in 2007, please see the table “Grant of Plan-Based Awards” and the footnotes thereto included in the Executive Compensation section of our Compensation Discussion & Analysis, above.

Termination of employment and change in control arrangements. For information regarding the employment agreements we have with James A. Clishem and John K. Penver, please see the “Employment Agreements with Officers” section of our Compensation Discussion & Analysis, above.

Indemnification and insurance. Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of our Board members for breaches of their fiduciary duties.

No loans to officers or directors. We currently have no outstanding loans to any officers or directors. Furthermore, our Board of Directors has resolved that we shall not offer or provide any loans to any officer or director of the Company.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such report be incorporated by reference into any future filings made by us under those statutes.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act requires Active Power’s directors, executive officers, and 10% stockholders to file forms with the SEC to report their ownership of Active Power shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Active Power. We have reviewed all forms provided to us. Based on that review, we have noted that, during the year ended December 31, 2007, Bradley Boston, Benjamin Scott, Rodney Bond, Richard Anderson and Jan Lindelow were each delinquent in filing one form required by Section 16(a), and that Ake Almgren was delinquent in filing two required forms.

ANNUAL REPORT

A copy of our Annual Report to Stockholders for 2007 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

ANNUAL REPORT ON FORM 10-K

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on February 29, 2008. Stockholders may obtain a copy of this report, without charge, by writing to the attention of Investor Relations, at our principal executive offices, located at 2128 W. Braker Lane, Braker 12, Austin, Texas 78758.

THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

Dated: April 14, 2008

2128 W. BRAKER LANE BK12 STE 110 AUSTIN, TEXAS 78758

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Active Power, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Active Power, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

ACPWR1

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACTIVE POWER, INC.

The Board of Directors recommends a vote FOR the directors listed below and a vote FOR the listed proposal. This Proxy, when properly executed, will be voted as specified hereon.

1. TO ELECT THE FOLLOWING NOMINEES AS DIRECTORS:

Class II Directors to serve for a three-year term ending at the 2011 annual meeting of stockholders or until their successors are duly elected and qualified: 01) James A. Clishem 02) Jan H. Lindelow

TO ELECT THE FOLLOWING NOMINEE AS DIRECTOR:

Class III Director to serve until the 2009 annual meeting of stockholders or until his successor is duly elected and qualified: 03) James E. deVenny III

2. TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR ACTIVE POWER, INC. FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the Annual Meeting.

If no specification is made, this Proxy will be voted “FOR” the election of the directors listed above and “FOR” the listed proposal.

IMPORTANT: Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For Against Abstain

Signature (Joint Owners) Date

ACTIVE POWER, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders (the “Annual Meeting”) of Active Power, Inc., a Delaware corporation (“Active Power”), and the related Proxy Statement dated April 14 , 2008, and appoints John K. Penver and James A. Clishem, each the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Active Power, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting to be held May 15, 2008 at 2128 W. Braker Lane

BK12, Austin, Texas 78758, at 1:00 p.m. Central Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting. The shares represented by this Proxy shall be voted in the manner set forth hereon.

(continued and to be signed on the reverse)